Investor Relations
Heather Hille
Director, Investor Relations
(952) 887-8923, heather.hille@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Second Quarter Results

•	Acquisition of Charles Machine Works completed ahead of schedule with favorable first month results

•	Second quarter sales increase 9.9 percent to $962.0 million, fueled by acquisition

•	Reported quarterly EPS of $1.07; adjusted quarterly EPS of $1.17

•	New full-year EPS guidance of $2.90 to $3.00 and full-year revenue guidance of about $3.2 billion, both inclusive of Charles Machine Works

BLOOMINGTON, Minn. (May 23, 2019) - The Toro Company (NYSE: TTC) today reported net earnings of $115.6 million, or $1.07 per share, on a net sales increase of 9.9 percent to $962.0 million for its second quarter ended May 3, 2019. In the comparable fiscal 2018 period, the company delivered net earnings of $131.3 million, or $1.21 per share, on net sales of $875.3 million. Adjusted 2019 second quarter net earnings were $126.0 million, or $1.17 per share, compared to adjusted net earnings of $130.3 million, or $1.20 per share in the comparable 2018 period, a decrease of 2.5 percent.

For the first six months, Toro reported net earnings of $175.1 million, or $1.62 per share, on a net sales increase of 9.9 percent to $1,565.0 million. For the first six months, adjusted net earnings were $182.7 million, or $1.69 per share, compared to adjusted net earnings of $182.4 million, or $1.68 per share, in the comparable 2018 period, an increase of 0.6 percent. Please see the tables for a reconciliation of financial measures calculated and reported in accordance with GAAP, as well as adjusted non-GAAP financial measures.

"The first half of 2019 has been dynamic for The Toro Company," said Richard M. Olson, Toro's chairman and chief executive officer. "We continue to be excited about the transformational acquisition of Charles Machine Works, while managing through unfavorable weather conditions in key regions. Poor spring weather, particularly in April, across much of the United States and Australia not only negatively impacted demand for spring turf products, but it also caused disruption in our supply chain and shipping capabilities. However, despite these headwinds, we have finished the first half of the year with solid revenue growth," said Olson.

"We are very pleased with the initial integration of our largest acquisition, Charles Machine Works, and we are encouraged by the synergy opportunities we are already executing on and expect to achieve over time. The residential business also enjoyed positive revenue momentum in both the quarter and year-to-date results. We continue to gain market share in key categories and expect profitability in the residential business to improve later in the fiscal year, as commodity costs moderate and as we see the anticipated benefits of productivity improvements."

2 - The Toro Company Reports Second Quarter Results

"Looking ahead, warmer spring and summer weather should arrive soon to help spur turf equipment sales. We are also encouraged by the prospect of a good snow preseason sell-in later in the fiscal year, positive integration momentum, as well as synergy and margin improvement opportunities associated with the acquisition of Charles Machine Works. Further, we are excited about our innovative new product introductions as we head into our key selling season and we believe we are well positioned to build on our strategic initiatives as we enter the second half of the fiscal year."
In the third quarter, we expect adjusted net earnings per share of about $0.70 to $0.75. For the full-year, we are providing new adjusted net earnings per share guidance of about $2.90 to $3.00 and new revenue guidance of about $3.2 billion. These estimates are inclusive of Charles Machine Works and assume a return to normalized weather patterns for the remainder of the fiscal year.

SEGMENT RESULTS

Professional

•
Professional segment net sales for the second quarter were $723.5 million, up 9.6 percent from $660.4 million last year. For the first six months, professional segment net sales were $1,178.5 million, up 10.8 percent from the comparable 2018 period. For both periods, the addition of Charles Machine Works, as well as growth in our landscape contractor, BOSS® snow and ice management and rental and specialty construction businesses contributed to the results. Somewhat offsetting the growth for both periods were lower shipments of domestic golf and grounds equipment and irrigation product, due to delays caused by supplier issues and poor spring weather.

•
Professional segment earnings for the second quarter were $150.1 million, down 9.0 percent from $165.0 million in the same period last year. Professional segment earnings for the first six months were $238.1 million, down 1.2 percent from $240.9 million compared to the same period last year. The segment earnings for both periods include purchase accounting adjustments related to the acquisition of Charles Machine Works.

Residential

•
Residential segment net sales for the second quarter were $232.1 million, up 9.4 percent from $212.2 million last year. For the first six months, residential segment net sales were $377.3 million, up 6.4 percent from $354.7 million last year. For both periods, the increases were primarily due to strong demand for domestic walk power and zero-turn riding mowers and increased shipments of snow throwers.

•
Residential segment earnings for the second quarter were $22.0 million, down 16.2 percent from $26.3 million in the comparable period last year. Residential segment earnings for the first six months were $35.1 million, down 16.5 percent from $42.0 million in the same period last year. The decreases in both periods were largely due to the unfavorable impacts of tariff and trade related cost increases.

OPERATING RESULTS

Reported gross margin as a percent of sales for the second quarter was 33.4 percent, a decrease of 360 basis points compared to the prior year. Adjusted gross margin as a percent of sales for the second quarter was 34.4 percent, a decrease of 260 basis points compared to last year. For the first six months, reported gross margin as a percent of sales was 34.3 percent, a decrease of 280 basis points over the prior year. Adjusted gross margin as a percent of sales for the first six months was 34.9 percent, a decrease of 220 basis points compared to last year. For both periods, increased inflation and tariff-related costs, product mix and continued supply chain challenges contributed to the decline, partially offset by pricing and productivity improvements.

3 - The Toro Company Reports Second Quarter Results

Selling, general and administrative (SG&A) expense as a percent of sales for the second quarter was 19.1 percent, an increase of 160 basis points from the same period last year. For the first six months, SG&A expense as a percent of sales was 21.0 percent, an increase of 60 basis points. For both periods, acquisition integration and transaction costs contributed to the increases compared to the respective periods last year.

Second quarter reported operating earnings as a percent of sales were 14.3 percent, a decrease of 520 basis points compared to 19.5 percent in the same period last year. Adjusted operating earnings for the second quarter were 16.4 percent, a decrease of 310 basis points compared to 19.5 percent last year. For the first six months, reported operating earnings as a percent of sales were 13.3 percent, a decrease of 340 basis points compared to 16.7 percent last year. For the first six months, adjusted operating earnings as a percent of sales were 14.7 percent compared to 16.7 percent, a decrease of 200 basis points compared to the prior year.

The effective tax rate for the second quarter was 15.8 percent, compared to 22.4 percent for the second quarter of last year. The adjusted tax rate for the second quarter was 19.9 percent, compared to 23.0 percent last year. For the first six months, the reported tax rate was 15.5 percent, down from 34.7 percent in the comparable period. The adjusted tax rate for the first six months was 20.2 percent, compared to 22.6 percent for the same period last year. With the addition of Charles Machine Works, the company now expects its full- year effective tax rate to be about 20.5 percent.

Accounts receivable at the end of the first quarter were $428.6 million, up 30.0 percent from last year. Net inventories were $611.3 million, up 54.8 percent from last year. Trade payables were $391.7 million, up 28.9 percent from the comparable period last year. These increases were largely due to the acquisition of Charles Machine Works.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With sales of $2.6 billion in fiscal 2018, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, BOSS Snowplow, American Augers, Subsite Electronics, HammerHead, Trencor, Unique Lighting Systems, Irritrol, Hayter, Pope, Lawn-Boy, MTI Equipment and Radius HDD. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers care for golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL
May 23, 2019 at 10:00 a.m. CDT
www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on May 23, 2019. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

4 - The Toro Company Reports Second Quarter Results

Use of Non-GAAP Financial Information
This press release and our related earnings call contain certain non-GAAP financial measures, consisting of adjusted gross profit, operating earnings before income taxes, operating earnings, net earnings, net earnings per diluted share and effective tax rate, as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial tables contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

The Toro Company does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,”
“believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets, including political, economic and/or social instability and conflict, tax and trade policies in the U.S. and other countries in which we manufacture or sell our products, and implications of the United Kingdom’s process for exiting the European Union; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions, including those related to our recent acquisition of Charles Machine Works, such as delays or failure by us in achieving the net sales, earnings and any cost or revenue synergies expected from the acquisition, delays and challenges in integrating the businesses, business disruptions due to the acquisition, impacts as a result of purchase accounting adjustments and unanticipated liabilities or exposures for which we have not been indemnified or may not recover; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, accounting, taxation, trade and tariffs, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

5 - The Toro Company Reports Second Quarter Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	May 3, 2019	May 4, 2018	May 3, 2019	May 4, 2018
Net sales	$962,036	$875,280	$1,564,992	$1,423,526
Gross profit	321,298	324,056	536,915	528,295
Gross profit percentage	33.4%	37.0%	34.3%	37.1%
Selling, general and administrative expense	183,573	153,783	329,136	291,100
Operating earnings	137,725	170,273	207,779	237,195
Interest expense	(6,694)	(4,720)	(11,436)	(9,538)
Other income, net	6,149	3,613	10,857	7,894
Earnings before income taxes	137,180	169,166	207,200	235,551
Provision for income taxes	21,610	37,877	32,090	81,658
Net earnings	$115,570	$131,289	$175,110	$153,893

Basic net earnings per share of common stock	$1.08	$1.23	$1.64	$1.44

Diluted net earnings per share of common stock	$1.07	$1.21	$1.62	$1.41

Weighted-average number of shares of common stock outstanding — Basic	106,679	106,423	106,466	106,830

Weighted-average number of shares of common stock outstanding — Diluted	108,007	108,835	107,909	109,353

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
Segment Net Sales	May 3, 2019	May 4, 2018	May 3, 2019	May 4, 2018
Professional	$723,506	$660,373	$1,178,512	$1,064,042
Residential	232,147	212,169	377,305	354,676
Other	6,383	2,738	9,175	4,808
Total net sales*	$962,036	$875,280	$1,564,992	$1,423,526

*Includes international net sales of:	$219,077	$207,079	$360,622	$353,869

	Three Months Ended		Six Months Ended
Segment Earnings (Loss)	May 3, 2019	May 4, 2018	May 3, 2019	May 4, 2018
Professional	$150,119	$164,979	$238,097	$240,891
Residential	22,030	26,304	35,102	42,017
Other	(34,969)	(22,117)	(65,999)	(47,357)
Total segment earnings	$137,180	$169,166	$207,200	$235,551

6 - The Toro Company Reports Second Quarter Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	May 3, 2019	May 4, 2018
ASSETS
Cash and cash equivalents	$180,078	$206,100
Receivables, net	428,567	329,570
Inventories, net	611,331	394,801
Prepaid expenses and other current assets	50,298	47,758
Total current assets	1,270,274	978,229

Property, plant and equipment, net	425,381	245,348
Deferred income taxes	4,484	42,994
Goodwill and other assets, net	765,861	369,176
Total assets	$2,466,000	$1,635,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$90,000	$13,000
Accounts payable	391,692	303,911
Accrued liabilities	360,082	335,496
Total current liabilities	841,774	652,407

Long-term debt, less current portion	721,079	299,302
Deferred income taxes	50,665	1,770
Other long-term liabilities	47,205	58,941
Total stockholders’ equity	805,277	623,327
Total liabilities and stockholders’ equity	$2,466,000	$1,635,747

7 - The Toro Company Reports Second Quarter Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended
	May 3, 2019	May 4, 2018
Cash flows from operating activities:
Net earnings	$175,110	$153,893
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(5,825)	(5,370)
Contributions to finance affiliate, net	(1,743)	(2,959)
Provision for depreciation and amortization	43,452	30,141
Stock-based compensation expense	7,025	5,565
Deferred income taxes	(193)	21,121
Other	42	(40)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(169,820)	(143,947)
Inventories, net	(4,683)	(62,575)
Prepaid expenses and other assets	534	(8,402)
Accounts payable, accrued liabilities, deferred revenue and other long-term liabilities	120,091	151,007
Net cash provided by operating activities	163,990	138,434

Cash flows from investing activities:
Purchases of property, plant and equipment	(33,421)	(35,365)
Proceeds from asset disposals	105	—
Investment in unconsolidated entities	(150)	(333)
Acquisitions, net of cash acquired	(692,077)	(31,202)
Net cash used in investing activities	(725,543)	(66,900)

Cash flows from financing activities:
Borrowings under debt arrangements	700,000	—
Repayments under debt arrangements	(201,004)	(20,239)
Proceeds from exercise of stock options	24,408	5,778
Payments of withholding taxes for stock awards	(1,894)	(3,212)
Purchases of Toro common stock	(20,043)	(116,490)
Dividends paid on Toro common stock	(47,930)	(42,679)
Net cash provided by (used in) financing activities	453,537	(176,842)

Effect of exchange rates on cash and cash equivalents	(1,030)	1,152

Net decrease in cash and cash equivalents	(109,046)	(104,156)
Cash and cash equivalents as of the beginning of the fiscal period	289,124	310,256
Cash and cash equivalents as of the end of the fiscal period	$180,078	$206,100

8 - The Toro Company Reports Second Quarter Results
THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)

The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States ("GAAP"), as information supplemental and in addition to the most directly comparable financial measures presented in the accompanying press release that are calculated and presented in accordance with GAAP. The company believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations, and how management views the business. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the accompanying press release. The non-GAAP financial measures in the accompanying press release may differ from similar measures used by other companies.

The following table provides a reconciliation of financial measures calculated and reported in accordance with GAAP, as well as adjusted non-GAAP financial measures, in the accompanying press release for the three and six month periods ended May 3, 2019 and May 4, 2018:

	Three Months Ended		Six Months Ended
	May 3, 2019	May 4, 2018	May 3, 2019	May 4, 2018
Gross profit	$321,298	$324,056	$536,915	$528,295
Acquisition-related costs[1]	9,519	—	9,519	—
Adjusted non-GAAP gross profit	$330,817	$324,056	$546,434	$528,295

Operating earnings	$137,725	$170,273	$207,779	$237,195
Acquisition-related costs[1]	20,107	—	21,754	—
Adjusted non-GAAP operating earnings	$157,832	$170,273	$229,533	$237,195

Earnings before income taxes	$137,180	$169,166	$207,200	$235,551
Acquisition-related costs[1]	20,107	—	21,754	—
Adjusted non-GAAP earnings before income taxes	$157,287	$169,166	$228,954	$235,551

Net earnings	$115,570	$131,289	$175,110	$153,893
Acquisition-related costs[1]	16,352	—	17,862	—
Tax impact of share-based compensation[2]	(5,957)	(1,037)	(10,318)	(4,613)
U.S. Tax Reform[3]	—	—	—	33,113
Adjusted non-GAAP net earnings	$125,965	$130,252	$182,654	$182,393

Diluted EPS	$1.07	$1.21	$1.62	$1.41
Acquisition-related costs[1]	0.15	—	0.17	—
Tax impact of share-based compensation[2]	(0.05)	(0.01)	(0.10)	(0.04)
U.S. Tax Reform[3]	—	—	—	0.31
Adjusted non-GAAP diluted EPS	$1.17	$1.20	$1.69	$1.68

Effective tax rate	15.8%	22.4%	15.5%	34.7%
Acquisition-related costs[1]	(0.2)%	—%	(0.3)%	—%
Tax impact of share-based compensation[2]	4.3%	0.6%	5.0%	1.9%
U.S. Tax Reform[3]	—%	—%	—%	(14.0)%
Adjusted non-GAAP effective tax rate	19.9%	23.0%	20.2%	22.6%

[1]
During the second quarter of fiscal 2019, we acquired The Charles Machine Works, Inc. ("CMW"), a privately held Oklahoma corporation. These amounts represent integration and transaction costs, as well as amortization of the inventory fair value step-up amount and backlog intangible asset resulting from purchase accounting adjustments, related to our acquisition of CMW during the three and six month periods ended May 3, 2019.

[2]
In the first quarter of fiscal 2017, we adopted Accounting Standards Update No. 2016-09, Stock-based Compensation: Improvements to Employee Share-based Payment Accounting, which requires that any excess tax deduction for share-based compensation be immediately recorded within income tax expense. These amounts represent the discrete tax benefits recorded as excess tax deductions for share-based compensation during the three and six month periods ended May 3, 2019 and May 4, 2018.

[3]
Signed into law on December 22, 2017, the Tax Act, reduced the U.S. federal corporate tax rate from 35.0 percent to 21.0 percent, effective January 1, 2018, resulting in a blended U.S. federal statutory tax rate of 23.3 percent for the fiscal year ended October 31, 2018. This reduction in rate required the re-measurement of the company's net deferred taxes as of the date of enactment. The Tax Act also imposed a one-time deemed repatriation tax on the company's historical undistributed earnings and profits of foreign affiliates. The remeasurement of the company's net deferred taxes and the one-time deemed repatriation tax resulted in a combined charge of $33.1 million during the six month period ended May 4, 2018. No charges related to the Tax Act were recorded in the second quarter of fiscal 2018.

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